EXHIBIT 21

SUBSIDIARIES OF INTERDIGITAL, INC.

Subsidiary	Jurisdiction / State of Incorporation or Organization

Chordant Europe Ltd.	United Kingdom
Chordant France SAS	France
DRNC Holdings, Inc.	Delaware
IDLR Holdings, Inc.	Delaware
InterDigital Administrative Solutions, Inc.	Pennsylvania
InterDigital Belgium, LLC	Delaware
InterDigital Canada Ltee.	Delaware
InterDigital Capital, Inc.	Delaware
InterDigital CE Intermediate, SAS	France
InterDigital CE Patent Holdings, SAS	France
InterDigital Charitable Foundation, Inc	Delaware
InterDigital Communications, Inc.	Delaware
InterDigital Europe, Ltd.	United Kingdom
InterDigital Finland Oy	Finland
InterDigital Germany GmbH	Germany
InterDigital Holdings, Inc.	Delaware
InterDigital Madison Patent Holdings, SAS	France
InterDigital Patent Holdings, Inc.	Delaware
InterDigital R&D France, SAS	France
InterDigital Technologies (Beijing) Co., Ltd.	China
InterDigital Technology Corporation	Delaware
InterDigital VC Holdings, Inc.	Delaware
InterDigital Video Technologies, Inc.	Delaware
InterDigital Wireless, Inc.	Pennsylvania
IPR Licensing, Inc.	Delaware
NexStar Capital, LLC	Delaware
NexStar Partners GP, L.P.	Delaware
NexStar Partners, L.P.	Delaware
NexStar Strategic Investments, LLC	Delaware
VID SCALE, Inc.	Delaware